As filed with the Securities and Exchange Commission on May 21, 2024

Registration No. 333-262194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3

REGISTRATION STATEMENT NO. 333-262194

UNDER

THE SECURITIES ACT OF 1933

FATHOM DIGITAL MANUFACTURING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	98-1571400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Walnut Ridge Drive

Hartland, WI 53029

Telephone: (262) 367-8254

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carey Chen

Chief Executive Officer

Fathom Digital Manufacturing Corporation

1050 Walnut Ridge Drive

Hartland, WI 53029

Telephone: (262) 367-8254

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin

Keerthika M. Subramanian

Winston & Strawn LLP

35 West Wacker Drive Chicago, Illinois 60601

(312) 558-5600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On January 14, 2022, Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company” or “Fathom”) filed a Registration Statement No. 333-262189 on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”), which was amended on January 27, 2022 and declared effective by the SEC on January 28, 2022 (the “First Registration Statement”), registering 7,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”). Additionally, on January 14, 2022, Fathom filed a Registration Statement No. 333-262194 on Form S-1 with the SEC, which was amended on January 27, 2022 and declared effective by the SEC on January 28, 2022 (as amended by Post-Effective Amendment No. 2, the “Registration Statement,” and together with the “First Registration Statement,” the “Registration Statements”), registering (i) 45,423,250 shares of Class A Common Stock; (ii) 9,900,000 Private Placement Warrants to purchase shares of Class A Common Stock; and (iii) 109,095,234 shares of Class A Common Stock, comprised of (a) 18,525,000 shares of Class A Common Stock issuable upon the exercise of Private Placement Warrants and Public Warrants, and (b) 90,570,234 shares of Class A Common Stock issuable upon the exchange of New Fathom Units together with a corresponding number of shares of non-economic, voting Class B common stock, par value $0.0001 per share (“Class B Common Stock”). Capitalized terms used herein and not otherwise defined are defined as set forth in the prospectuses in the Registration Statements.

On April 13, 2023, Fathom filed Post-Effective Amendment No. 2 to the Registration Statement to convert the Registration Statements on Form S-1 into registration statements on Form S-3. Additionally, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), Post-Effective Amendment No. 2 combined the prospectuses in the Registration Statements.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (this “Post Effective Amendment No. 3”) is filed by Fathom to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement.

On February 16, 2024, Fathom entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Fathom Digital Manufacturing Intermediate, LLC, a Delaware limited liability company (“Parent”), Fathom Digital Manufacturing Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Company Merger Sub”), Fathom Digital Manufacturing Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Company Merger Sub, Fathom Holdco, LLC, a Delaware limited liability company and the partially-owned operating subsidiary of the Company, and the Company, pursuant to which, among other things, Company Merger Sub merged with and into the Company, with the Company as the surviving corporation (such transactions contemplated by the Merger Agreement, collectively, the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartland, Wisconsin, as of May 21, 2024.

FATHOM DIGITAL MANUFACTURING CORPORATION

By:	/s/ Mark Frost
Mark Frost
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 3 in reliance upon Rule 478 under the Securities Act.